Exhibit 10.9

FULGENT GENETICS, INC.

2016 OMNIBUS INCENTIVE PLAN

OPTION SUBSTITUTION AWARD

On             , 2016 (the “Effective Date”), Fulgent Genetics, Inc., a Delaware corporation (the “Company”), completed an initial public offering (the “IPO”) of shares of common stock of the Company, $0.0001 par value per share (“Shares”). Immediately prior to completion of the IPO, the Company completed a reorganization pursuant to which Fulgent Therapeutics LLC (“Fulgent Therapeutics LLC”) became a wholly-owned subsidiary of the Company (the “Reorganization”) and holders of Fulgent Therapeutics LLC shares received Shares in exchange for their Fulgent Therapeutics LLC shares. Immediately before the Reorganization, the individual named below (“Optionee”) held outstanding options to purchase Class D common shares (“LLC Shares”) of Fulgent Therapeutics LLC (the “Fulgent Therapeutics LLC Option”) issued pursuant to the Fulgent Therapeutics LLC Amended and Restated 2015 Equity Incentive Plan, as amended (the “LLC Plan”). In connection with the Reorganization, the Fulgent Therapeutics LLC Option is being exchanged for and substituted with an option to purchase Shares (the “Fulgent Genetics, Inc. Option”) granted under the Fulgent Genetics, Inc. 2016 Omnibus Incentive Plan (the “Plan”). This Option Substitution Award (the “Award”) evidences the terms of the Fulgent Genetics, Inc. Option, and the cancellation of the Fulgent Therapeutics LLC Option.

Name of Optionee:

The table below summarizes the option immediately before and after the Reorganization:

	Fulgent Therapeutics LLC Option		Fulgent Genetics, Inc. Option
Grant Date	No. of Shares of Fulgent Therapeutics LLC	Exercise Price per Share	No. of Shares of Fulgent Genetics, Inc.	Exercise Price per Share

A. ADJUSTMENTS AND SUBSTITUTION

1. Tax Law Requirements. The adjustments and substitution are intended to comply with federal tax law requirements to avoid being considered a modification of the original option for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which requires, among other things, the following:

(a) The total spread (the excess of the aggregate fair market value of the Shares subject to the option over the aggregate option exercise price) of the Fulgent Genetics, Inc. Option immediately after the adjustments and substitution cannot exceed the total spread of the Fulgent Therapeutics LLC Option immediately before the adjustment and substitution;

(b) The ratio of the option exercise price to the fair market value of a Share subject to the Fulgent Genetics, Inc. Option immediately after the adjustments and substitution cannot be greater than the ratio of the option exercise price to the fair market value of a Share subject to the Fulgent Therapeutics LLC Option immediately before the adjustments and substitution;

(c) The Fulgent Genetics, Inc. Option must contain all terms of the Fulgent Therapeutics LLC Option, except to the extent such terms are rendered inoperative by the Reorganization;

(d) The Fulgent Genetics, Inc. Option must not provide Optionee additional benefits that Optionee did not have under the Fulgent Therapeutics LLC Option; and

(e) In connection with the substitution and the receipt of the Fulgent Genetics, Inc. Option, all rights of Optionee under the Fulgent Therapeutics LLC Option must be cancelled.

2. Substitution. In connection with the Reorganization, each outstanding Fulgent Therapeutics LLC Option is being exchanged for a Fulgent Genetics, Inc. Option, and, following the exchange, the Fulgent Therapeutics LLC Option shall be cancelled.

3. Other Adjustments. The number of Shares subject to the Fulgent Genetics, Inc. was determined by rounding the amount determined after the substitution down to the next whole number of Shares, and the exercise price per Share was determined by rounding the amount determined after the substitution up to the next whole cent.

B. STOCK OPTION AWARD

1. Grant of Option. Subject to the terms and conditions of this Award and the Plan, the Company hereby grants to Optionee, an Option to purchase the number of Shares, at the Exercise Price (each as set forth on the cover page of this Award), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Award, the terms and conditions of the Plan shall govern, except to the extent the Plan would be considered to provide for an additional benefit that would violate the tax law requirement set forth in Section A.1 of this Award. All capitalized terms in this Award that are not otherwise defined herein shall have the meaning assigned to them in this Award or in the Plan.

2. Type of Option. The Option is a Non-Qualified Stock Option.

3. Vesting. [Vesting schedule applicable to the Fulgent Therapeutics LLC Option]

4. Option Term; Expiration Date. The Option shall have a maximum term of ten (10) years measured from the original Grant Date (as set forth in the table on the cover page of this Award) and shall accordingly expire at the close of business at Company headquarters on the day prior to the tenth anniversary of the Grant Date or such earlier date pursuant to Section B.5 of this Award (the “Expiration Date”).

5. Termination of Service; Expiration of Option. The Option (whether or not vested) shall expire immediately and be forfeited in the event that Optionee’s Continuous Service is terminated for Cause. Upon any termination of Continuous Service other than a termination by the Company for Cause or due to Optionee’s death or Disability, the vested portion of the Option (if any) will expire on the earlier of (i) 90 days after the termination of Continuous Service and (ii) the close of business on the tenth anniversary of the date of the original Grant Date. The vested portion of the Option (if any) will expire on the earlier of (i) 12 months after the termination of Continuous Service in the event Optionee’s Continuous Service terminates as a result of Optionee’s Disability and (ii) the close of business on the tenth anniversary of the date of the original Grant Date. In the event of the termination of Optionee’s Continuous Service as a result of death, or in the event of Optionee’s death during the 90 days after the termination of his or her Continuous Service or during the 12 month period following Optionee’s termination of Continuous Service as a result of his or her Disability the Option will expire on the earlier of (i) 12 months following the date of Optionee’s death and (ii) the close of business on the tenth anniversary of the original Grant Date. Upon termination of Continuous Service for any reason, the unvested portion of the Option (if any) will immediately expire. For purposes of this Agreement “Cause” shall have the same meaning as defined in a then-effective written agreement between Optionee and the Company or an Affiliate, or in the absence of such a then-effective written agreement and definition, in the determination of the Administrator, Optionee’s: (i) performance of any act of failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

6. Option Exercise.

(a) Right to Exercise. The vested portion of the Option (if any) shall be exercisable on or before the Expiration Date.

(b) Exercise. Prior to the close of business on the Expiration Date, Optionee may exercise all or any portion of the Option by delivering written notice of exercise to the Company, together with payment in full by delivery of cash, a cashier’s, personal or certified check or wire transfer of immediately available funds to the Company in the amount equal to the number of Shares subject to the Option to be acquired multiplied by the applicable option exercise price. Additionally, Optionee must make arrangements with the Company for payment of any tax withholding on Option exercise.

7. Tax Withholding. The Company or any Related Entity shall be entitled, if necessary or desirable, to deduct and withhold (or, in the sole discretion of the Company, secure payment from Optionee in lieu of withholding) the amount of any tax withholding due with respect to this Award. In the Company’s sole discretion, such tax withholding may be accomplished by the withholding of Shares which would otherwise be issued upon Option exercise to Optionee in an amount whose Fair Market Value is equal to the amount required to be withheld (provided the amount withheld does not exceed the maximum statutory tax rate for an employee in the applicable jurisdictions or such lesser amount if necessary to avoid adverse accounting treatment). In the event that the Company or a Related Entity does not make such deductions or withholdings, Optionee shall indemnify the Company and a Related Entity for any amounts paid or payable by the Company or a Related Entity with respect to any such taxes, together with any interest, penalties and additions to tax and any related expenses thereto.

8. Transfer of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution, provided, however, that the Option may be transferred during the lifetime of Optionee to the extent and in the manner authorized by the Committee.

9. Continued Service. Neither the grant of the Option nor this Award gives Optionee the right to continue service with the Company or its Related Entities in any capacity. The Company and its Related Entities reserve the right to terminate Optionee’s Continuous Service at any time and for any reason not prohibited by law.

10. Stockholder Rights. Until the stock certificate evidencing Shares subject to the Option are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan.

11. Additional Requirements. Optionee acknowledges that Shares acquired upon exercise of the Option may bear such legends as the Company deems appropriate to comply with applicable federal, state or foreign securities laws.

12. Governing Law. The validity and construction of this Award and the Plan shall be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Award to the substantive laws of any other jurisdiction.

13. Binding Effect. This Award shall be binding upon and inure to the benefit of the Company and Optionee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

14. Tax Treatment; Section 409A. Optionee may incur tax liability as a result of the exercise of the Option or the disposition of Shares. Optionee should consult his or her own tax adviser before exercising the Option or disposing of the Shares.

Optionee acknowledges that the Administrator, in the exercise of its sole discretion and without Optionee’s consent, may amend or modify the Option and this Award in any manner and delay the payment of any amounts payable pursuant to this Award to the minimum extent necessary to satisfy the requirements of Section 409A of the Code. The Company will provide Optionee with notice of any such amendment or modification.

15. Amendment. The terms and conditions set forth in this Award may only be amended by the written consent of the Company and Optionee, except to the extent set forth in Section B.14 hereof regarding Section 409A of the Code and any other provision set forth in the Plan.

16. 2016 Omnibus Incentive Plan. The Option and Shares acquired upon exercise of the Option granted hereunder shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which has been provided to Optionee.

FULGENT GENETICS, INC.

By:

Date:

To acknowledge your acceptance of the Award and the cancellation of your Fulgent Therapeutics LLC Option, please sign and date below.

Optionee’s Signature

Date:

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